EXHIBIT 10.13
                       BRUCE W. BAUER EMPLOYMENT AGREEMENT

                              EMPLOYMENT AGREEMENT

         This Agreement, dated as of June 15, 1999, is between Interactive Network, Inc. ("Company"), and Bruce W. Bauer ("Executive"). Company and Executive agree to the following terms and conditions of employment.


1.  PERIOD OF EMPLOYMENT.

         (a) BASIC TERM. Company shall employ Executive from the date of this Agreement through June 14, 2002 (the "Term Date"), as, and to the extent, extended under Section 1(b), unless Executive is terminated sooner in accordance with Section 4.

         (b) RENEWAL. This Agreement shall be renewed for an additional one (1) year period on the Term Date and on each anniversary thereof, unless one party gives to the other advance written notice of nonrenewal at least sixty (60) days prior to such date. Either party may elect not to renew this Agreement with or without cause, in which case this Section 1(b) shall govern Executive's termination and not Section 4 (except for Executive's termination obligations set forth in Section 4(e), which shall remain in effect).


2.  POSITION AND RESPONSIBILITIES.

         (a) POSITION. Executive accepts employment with Company as Chief Executive Officer and President and shall perform all services appropriate to that position, as well as such other services as may be assigned by the Board of Directors of Company ("Board"). Executive shall devote his best efforts and full-time attention to the performance of his duties. He shall report to the Board.

         (b) OTHER ACTIVITY. Except upon the prior written consent of Company, Executive (during his employment with Company) shall not (i) accept any other employment; or (ii) engage, directly or indirectly, in any other business, commercial, or professional activity (whether or not pursued for pecuniary advantage) that is or may be competitive with Company, that might create a conflict of interest with Company, or that otherwise might interfere with the business of Company, or any affiliate of Company.


3. COMPENSATION AND BENEFITS.

         (a) COMPENSATION. In consideration of the services to be rendered under this Agreement, Company shall pay Executive as follows, payable semi-monthly:

     (i)      $135,000 per year from June 15, 1999 through June 14, 2000;
     (ii)     $145,000 per year from June 15, 2000 through June 14, 2001;
     (iii)    $155,000 per year from June 15, 2001 through June 14, 2002.

Thereafter, the Board shall review Executive's compensation annually and shall make such further adjustments, if any, as the Board in its sole discretion may deem appropriate. All compensation and comparable payments to be paid to Executive under this Agreement shall be less withholdings required by law.

         (b) BENEFITS. Executive shall be entitled to four (4) weeks of paid vacation, in addition to approved holidays. Company shall provide Executive medical, dental, and vision benefits and shall adopt a 401(k) plan in which Executive shall be eligible to participate. Executive shall also have the right to participate in and to receive benefits from all other present and future benefit plans specified in Company's policies and generally made available to similarly situated employees of Company. The amount and extent of benefits to which Executive is entitled shall be governed by the specific benefit plan, as amended. Until such time as the Company provides medical, dental, and vision benefits, Company shall reimburse Executive for the total premium costs of his present policies for said benefits. Executive also shall be entitled to any benefits or compensation tied to termination as described in Section 4.

         (c) EXPENSES. Company shall reimburse Executive for reasonable travel and other business expenses incurred by Executive in the performance of his duties, in accordance with Company's policies, as they may be amended in Company's sole discretion.

         (d) STOCK OPTIONS. As approved by the Board of Directors, Company shall issue to Executive effective June 16, 1999 ("Issue Date") One Million (1,000,000) options to purchase unrestricted shares of Company's common stock. These options shall (i) be issued as ISO (incentive stock options); (ii) vest on the Issue Date; (iii) have an exercise price equal to the fair market value of the stock as of the Issue Date; (iv) expire June 16, 2004; and (v) be subject to the applicable Company Stock Option Plan. In the event of a Corporate Transaction, as defined in the Stock Option Plan of 1999, if the acquiring or surviving entity does not agree in writing to convert Executive's stock options outstanding immediately prior to the Transaction into options of equivalent value for the common stock of said entity, then Company shall pay Executive immediately prior to the closing of said Transaction a lump sum equal to the difference between the exercise price and the fair market value of Company's common stock as of the closing for all options which terminate due to the Transaction.


4.  TERMINATION OF EMPLOYMENT.

         (a) BY COMPANY NOT FOR CAUSE. At any time, and without prior notice, Company may terminate Executive without Cause (as defined below). If Company terminates Executive without Cause, Company shall pay Executive on the date of termination, less withholdings required by law, all unpaid salary and accrued but unused vacation through the date of termination, plus a lump sum payment equal to Executive's then present salary for the greater of (i) the balance of the initial three (3) year term of this Agreement or (ii) six (6) months. Company may dismiss Executive as provided in this Section 4 notwithstanding anything to the contrary contained in or arising from any statements, policies, or practices of Company relating to the employment, discipline, or termination of its employees.

         (b) BY COMPANY FOR CAUSE. At any time, and without prior notice, Company may terminate Executive for Cause. Company shall pay Executive all compensation then due and owing; thereafter, all of Company's obligations under this Agreement shall cease. Termination shall be for "Cause" if Executive: (i) acts in bad faith and to the material detriment of Company; (ii) willfully refuses or fails to act in accordance with any specific direction or order of the Board; (iii) exhibits in regard to his employment dishonesty, willful misconduct, or substantially and materially unsatisfactory performance; or (iv) is convicted of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

         (c) BY EMPLOYEE NOT FOR GOOD REASON. At any time, Executive may terminate his employment without Good Reason (as defined below) by providing Company sixty (60) days' advance written notice.

         (d) BY EMPLOYEE FOR GOOD REASON. Executive may terminate his employment for Good Reason, provided Executive gives Company thirty (30) days' advance written notice of the reason for termination and his intent to terminate this Agreement. During this period, Company shall have an opportunity to correct the condition constituting Good Reason. If the condition is remedied within this period, Executive's notice to terminate shall be rescinded automatically; if not remedied, termination shall become effective upon expiration of the above notice period. In this event, Company shall pay Executive on the effective date of termination the same amounts as provided in Section 4(a), "Termination of Employment By Company Not For Cause".

         Termination shall be for "Good Reason" if: (i) there is a material and adverse change in Executive's position, duties, responsibilities, or status with Company; (ii) there is a reduction in Executive's salary then in effect, other than a reduction comparable to reductions generally applicable to similarly situated employees of Company; (iii) there is a material reduction in Executive's benefits, other than a reduction comparable to reductions generally applicable to similarly situated employees of Company; or (iv) Company materially breaches this Agreement.

         (e)  TERMINATION OBLIGATIONS.

                           (i) Executive agrees that all property, including, without limitation, all equipment, tangible Proprietary Information (as defined below), documents, records, notes, contracts, and computer-generated materials furnished to or prepared by Executive incident to his employment belongs to Company and shall be returned promptly to Company upon termination of Executive's employment. Executive's obligations under this subsection shall survive the termination of his employment and the expiration of this Agreement.

                           (ii) Upon termination of the Period of Employment, Company shall pay Executive any amounts due under this Agreement within 24 hours of the effective date of such termination. All payments not made within 24 hours shall be subject to an interest rate of ten percent (10%) per annum compounded daily. All payment not made within thirty (30) days shall be subject to a the highest interest rate permitted by law but not to exceed twenty percent (20%) per annum compounded daily.


5. PROPRIETARY INFORMATION. "Proprietary Information" is all information and any idea pertaining in any manner to the business of Company (or any Company affiliate), its employees, clients, consultants, or business associates, which was produced by any employee of Company in the course of his or her employment or otherwise produced or acquired by or on behalf of Company. Proprietary Information shall include, without limitation, trade secrets, product ideas, inventions, processes, formulas, data, know-how, software and other computer programs, copyrightable material, marketing plans, strategies, sales, financial reports, forecasts, and customer lists. All Proprietary Information not generally known outside of Company's organization, and all Proprietary Information so known only through improper means, shall be deemed "Confidential Information." During his employment by Company, Executive shall use Proprietary Information, and shall disclose Confidential Information, only for the benefit of Company and as is necessary to perform his job responsibilities under this Agreement.


6. NOTICES. Any notice or other communication under this Agreement must be in writing and shall be effective upon delivery by hand, upon facsimile transmission to Company (but only upon receipt by Executive of a written confirmation of receipt), or three (3) business days after deposit in the United States mail, postage prepaid, certified or registered, and addressed to Company at the address or fax number below, or to Executive at the last known address maintained in Executive's personnel file. Executive shall be obligated to notify Company in writing of any change in his address. Notice of change of address shall be effective only when done in accordance with this Section.

Company's Notice Address:

     ATTN:  Chairman of the Board of Directors
     Interactive Network, Inc.

     1161 Old County Road
     Belmont, CA 94002


     Fax Number: (650) 508-8794

7. ACTION BY COMPANY. All actions required or permitted to be taken under this Agreement by Company, including, without limitation, exercise of discretion, consents, waivers, and amendments to this Agreement, shall be made and authorized only by the Chairman of the Board or by his or her representative specifically authorized in writing to fulfill these obligations under this Agreement.


8. INTEGRATION. This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive's employment by Company. This Agreement supersedes all other prior and contemporaneous agreements and statements, whether written or oral, express or implied, pertaining in any manner to the employment of Executive, and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements. To the extent that the practices, policies, or procedures of Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.


9. AMENDMENTS. This Agreement may not be amended except by a writing signed by each of the parties. Failure to exercise any right under this Agreement shall not constitute a waiver of such right.


10. ASSIGNMENT. Executive shall not assign any rights or obligations under this Agreement. Company may, upon prior written notice to Executive, assign its rights and obligations hereunder.


11. SEVERABILITY. If a court or arbitrator holds any provision of this Agreement to be invalid, unenforceable, or void, the remainder of this Agreement shall remain in full force and effect.


12. ATTORNEYS' FEES. In any legal action, arbitration, or other proceeding brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs.


13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the State of California.


14. INTERPRETATION. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

The parties have duly executed this Agreement as of the date first written above.


/S/ Bruce W. Bauer
------------------------------
   Bruce W. Bauer




   Interactive Network, Inc.

/S/ Dr. Robert Brown
-------------------------------
   By: Dr. Robert Brown
   Its: Chief Technology Officer,
        at the direction of the
        Board of Directors